Exhibit (e)(2)

FIRST AMENDMENT TO

ADVISORSHARES ETF DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the AdvisorShares Trust ETF Distribution Agreement dated as of June 25, 2009, by and between AdvisorShares Trust, a Delaware statutory trust (the “Trust”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) is effective as of November 23, 2009 (the “Effective Date”).

WHEREAS, the Trust and Distributor desire to amend Exhibit A of the ETF Distribution Agreement to reflect amendments to the list of Funds;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the ETF Distribution Agreement.

II.	Exhibit A to the ETF Distribution Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III.	All other terms and conditions of the ETF Distribution Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date set forth above.

ADVISORSHARES TRUST	FORESIDE FUND SERVICES, LLC

By:	/s/ Dan Ahrens	By:	/s/ Richard J. Berthy
Print Name:	Dan Ahrens	Print Name:	Richard J. Berthy
Title:	Chief Compliance Officer	Title:	Vice President

APPENDIX A

AMENDED EXHIBIT A TO THE

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Effective Date: November 23, 2009

DENT TACTICAL ETF

WCM/BNY MELLON FOCUSED GROWTH ADR ETF

MARS HILL GLOBAL RELATIVE VALUE ETF (proposed effective date of March 15, 2010)